Exhibit 99.1

Beth E. Mooney	127 Public Square
Chairman and	Cleveland, OH-44114-1306
Chief Executive Officer

March 6, 2012

CONFIDENTIAL

Mr. Henry L. Meyer III

Retired Chairman and Chief Executive Officer

KeyCorp

3201 Enterprise Parkway, Suite 420

Beachwood, OH 44122

Dear Henry:

Reference is hereby made to the letter agreement, dated March 24, 2011, between KeyCorp and you (the “Letter Agreement”), which references the Amended Employment Agreement, dated as of September 1, 2009 between KeyCorp and you (said Agreement, as amended, being herein the “Employment Agreement”).

Henry, you have conscientiously and fully performed all your obligations and responsibilities under the Letter Agreement. I personally want to thank you for the smooth leadership transition and for your continued representation of Key in various community and industry groups. As we have recently discussed, we jointly believe that the transition of those community and industry contacts are complete or well underway, and I want to express my appreciation to you for foregoing the commencement of your retirement for this transition period.

As a part of our discussions, you have indicated that you would like to formally retire, and terminate your employment with Key effective tomorrow March 7, 2012 instead of the April 30, 2012 date reflected in the Letter Agreement. I am very comfortable with that request. The Letter Agreement remains in full force and effect in accordance with its terms, except for your retiring and ceasing to be an employee of KeyCorp effective March 7, 2012. The compensation payable to you under the Letter Agreement for March will be prorated to your March 7

March 6, 2012

retirement date. Please indicate your agreement by signing and returning to me a copy of this letter.

Sincerely,

/s/ Beth E. Mooney

I agree to the foregoing letter:

/s/ Henry L. Meyer III
Henry L. Meyer III